UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____ )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Anadys Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 – ELECTION OF DIRECTORS
MEETINGS OF THE BOARD OF DIRECTORS
AUDIT COMMITTEE
COMPENSATION COMMITTEE
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
COMPENSATION OF DIRECTORS
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
PRE-APPROVAL POLICIES AND PROCEDURES
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
SUMMARY COMPENSATION TABLE FOR 2006
GRANTS OF PLAN-BASED AWARDS FOR 2006
OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2006
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION
POST-EMPLOYMENT COMPENSATION
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
ANNUAL REPORT
OTHER MATTERS

ANADYS PHARMACEUTICALS, INC.
3115 MERRYFIELD ROW
SAN DIEGO, CALIFORNIA 92121
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 1, 2007
     Dear Stockholder:
     You are cordially invited to attend the Annual Meeting of Stockholders (the Annual Meeting) of Anadys Pharmaceuticals, Inc., a Delaware corporation (the Company). The meeting will be held on Friday, June 1, 2007 at 9:00 a.m. local time at our corporate headquarters located at 3115 Merryfield Row, San Diego, California 92121 for the following purposes:
1.	To elect three Class III directors to hold office until the 2010 Annual Meeting.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

3.	To conduct any other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
     These items of business are more fully described in the Proxy Statement accompanying this Notice.
     The record date for the Annual Meeting is April 16, 2007. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
/s/ Elizabeth E. Reed
Elizabeth E. Reed
Secretary

San Diego, California
April 27, 2007
     You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

ANADYS PHARMACEUTICALS, INC.
3115 MERRYFIELD ROW
SAN DIEGO, CA 92121
PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 1, 2007
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving these materials?
     We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Anadys Pharmaceuticals, Inc. (sometimes referred to as we, the Company or Anadys) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders (the Annual Meeting). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.
     The Company intends to mail this proxy statement and accompanying proxy card on or about April 27, 2007 to all stockholders of record entitled to vote at the Annual Meeting.
Who can vote at the Annual Meeting?
     Only stockholders of record at the close of business on April 16, 2007 will be entitled to vote at the Annual Meeting. On this record date, there were approximately 28,625,834 shares of common stock outstanding and entitled to vote. You are entitled to one vote for each share you own on any matter that may be properly presented for consideration and action by stockholders at the Annual Meeting.
     Stockholder of Record: Shares Registered in Your Name
     If on April 16, 2007 your shares were registered directly in your name with Anadys’ transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.
     Beneficial Owner: Shares Registered in the Name of a Broker or Bank
     If on April 16, 2007 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
     There are two matters scheduled for a vote:
➢	Election of three Class III directors to hold office until the 2010 Annual Meeting; and

➢	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

How do I vote?
     You may either vote “For” any one or more of the nominees to the Board of Directors or you may “Withhold” your vote for any one or more of the nominees. For any other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are explained below:
     Stockholder of Record: Shares Registered in Your Name
     If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy. Your vote will only be counted once however.
➢	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

➢	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If your signed proxy card is received by us before the Annual Meeting, we will vote your shares as you direct.
     Beneficial Owner: Shares Registered in the Name of Broker or Bank
     If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Anadys. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
     On each matter to be voted upon, you have one vote for each share of common stock you own as of April 16, 2007.
What if I return a proxy card but do not make specific choices?
     If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each the nominees for director and “For” the ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
     We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
     If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
     Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
➢	You may submit another properly completed proxy card with a later date.

➢	You may send a timely written notice that you are revoking your proxy to Anadys’ Secretary at 3115 Merryfield Row, San Diego, California, 92121.

➢	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

     If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s Annual Meeting?
     To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2007 to Anadys’ Secretary at 3115 Merryfield Row, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no earlier than the close of business on February 2, 2008 and no later than the close of business on March 3, 2008 unless the date of the Annual Meeting is advanced more than thirty days prior to or delayed by more than thirty days after June 1, 2008, the anniversary of this year’s Annual Meeting, in which case notice must be delivered not earlier than the close of business on the 120th day prior to next year’s Annual Meeting and not later than the close of business on the later of the 90th day prior to next year’s Annual Meeting or the 10th day following the day on which Anadys first publicly announces the date of next year’s Annual Meeting.
How are votes counted?
     Votes will be counted by the inspector of elections appointed for the Annual Meeting, who will separately count “For”, “Withhold” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
     If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.
How many votes are needed to approve each proposal?
➢	For the election of directors, the three Class III nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only “For” or “Withhold” votes will affect the outcome.

➢	To be approved, Proposal No. 2, the ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?
     A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the Annual Meeting or by proxy. On the record date, there were 28,625,834 shares outstanding and entitled to vote. Thus 14,312,917 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.
     Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or a majority of the votes present at the Annual Meeting may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
     Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL 1
ELECTION OF DIRECTORS
     Our Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one third of the total number of directors, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until such director’s death, resignation or removal.
     Our Board of Directors is presently composed of eight members. The Board of Directors has determined that Drs. Scangos, Papadopoulos and Williams and Messrs. Foletta and Holtzman, which members constitute a majority of the Board of Directors, are independent (as independence is currently defined by the listing standards of the NASDAQ Stock Market (Nasdaq)). In making its determination, the Board considered any transactions, relationships and arrangements with each of Messrs. Foletta and Holtzman and Drs. Papadopoulos, Scangos and Williams and concluded that none of them has any relationships with us that would impair his independence under applicable Nasdaq listing standards and rules of the Securities and Exchange Commission (SEC).
     There are three directors in Class III, the class whose term of office expires in 2007, of which all three have been nominated for re-election, Drs. Papadopoulos, Scangos and Williams. Proxies may only be selected for the number of nominees named below and may not be voted for a greater number of persons. The nominees for election to this class are currently directors of the Company who were appointed by our Board of Directors. If elected at the Annual Meeting, each nominee would serve until the 2010 Annual Meeting of Stockholders and until his successor is elected and qualified, or until such director’s death, resignation or removal.
     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve.
     Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.
Class III Nominees for Election for a Three-Year Term Expiring at the 2010 Annual Meeting of Stockholders
     Stelios Papadopoulos, Ph.D., age 58, has served as a member of our Board of Directors since May 2000. Dr. Papadopoulos’ career in biotech spans more than two decades. In August 2006 he retired as Vice Chairman of Cowen & Co., LLC, a global brokerage and investment banking firm, where he had been an investment banker focusing on the biotechnology and pharmaceutical sectors since 2000. Dr. Papadopoulos was an investment banker at PaineWebber Incorporated, a global brokerage and investment banking firm, from 1987 to 2000, most recently serving as Chairman of Paine Webber Development Corp, a PaineWebber subsidiary focusing on biotechnology. Prior to joining PaineWebber, he was a Vice President in the Equity Research Department of Drexel Burnham Lambert, an investment banking firm, covering the biotechnology industry and prior to that a biotechnology analyst at Donaldson, Lufkin & Jenrette, an investment banking firm. Before coming to Wall Street, Dr. Papadopoulos was on the faculty of the Department of Cell Biology at New York University Medical Center. He continues his affiliation with New York University Medical Center as an Adjunct Associate Professor of Cell Biology. Dr. Papadopoulos holds a Ph.D. in biophysics and an M.B.A. in finance, both from New York University. He is co-founder and Chairman of the Board of Exelixis, Inc., a drug discovery and development company, co-founder and member of the Board of Cellzome Inc., a privately held drug discovery company, as well as co-chairman of the Board of BG Medicine, Inc, a privately held biotechnology company. He is also a member of the Scientific Advisory Board of Symphony Capital LLC, a private equity company, in New York. In the not-for-profit sector, he is co-founder and Chairman of Fondation Santé and a member of the Board of Visitors of Duke University Medical Center.
     George A. Scangos, Ph.D., age 58, assumed the position of Chairman of our Board on December 31, 2005. He has served as a member of Anadys’ Board of Directors since October 2003. Since 1996, Dr. Scangos has been President and Chief Executive Officer of Exelixis, Inc, a drug discovery and development company. From 1993 to 1996, he served as President of Biotechnology at Bayer Corporation, a pharmaceutical company. At Bayer, Dr. Scangos held several positions, including Senior Vice President of Research and Development for Bayer’s pharmaceutical division and then President of Bayer Biotechnology. He serves on the Board of Visitors at the University of California, San Francisco School of Pharmacy, the Board of Overseers at the University of California, Davis Medical School and the Boards of Directors of Entelos, Inc., a life sciences company, and Exelixis.

     Douglas E. Williams, Ph.D., age 49, joined our Board of Directors in August 2004. Dr. Williams currently serves as Chief Scientific Officer and Executive Vice President of ZymoGenetics, Inc, a biotherapeutics company. Prior to joining ZymoGenetics, Dr. Williams served as Chief Scientific Officer and Executive Vice President, Research and Development of Seattle Genetics Inc., a biotechnology company. Previously, he served as Senior Vice President, Washington Site Leader and member of the Executive Committee for Amgen, Inc., a human therapeutics company in the biotechnology industry, following Amgen’s acquisition of Immunex Corp.,a biotechnology company, where he served from 1988 to 2002, most recently as Executive Vice President, Chief Technology Officer and a member of Immunex’s Board of Directors. Dr. Williams currently serves on the Board of Directors of Array Biopharma, a biopharmaceutical company, and Aerovance, Inc, a privately held biopharmaceutical company. He is also a member of the Scientific Advisory Board of Symphony Capital LLC, a private equity company. Dr. Williams holds a B.S. magna cum laude in Biological Sciences from the University of Massachusetts, Lowell and a Ph.D. in Physiology from the State University of New York at Buffalo, Roswell Park Division.
The Board of Directors Recommends a Vote in Favor of each of the Nominees.
Class I Directors Continuing in Office Until the 2008 Annual Meeting of Stockholders
     Mark G. Foletta, CPA, age 46, joined our Board of Directors in September 2005. Mr. Foletta has served as Senior Vice President, Finance and Chief Financial Officer at Amylin Pharmaceuticals Inc., a biopharmaceutical company, since March 2006. He has previously served as Vice President, Finance and Chief Financial Officer since March 2000. Previously, he served as a Principal of Triton Group Management, Inc., a management consulting firm, from 1997 to 2000. From 1986 to 1997, Mr. Foletta held a number of management positions with Intermark, Inc., a diversified holding company, and Triton Group Ltd., a public relations firm, the most recent of which was Senior Vice President, Chief Financial Officer and Corporate Secretary. From 1982 to 1986, Mr. Foletta was with Ernst & Young, a public accounting firm, most recently serving as an Audit Manager. Mr. Foletta earned his B.A. in Business Economics from the University of California, Santa Barbara. Mr. Foletta is a certified public accountant.
     Steven H. Holtzman, age 53, joined our Board of Directors in August 2004. Mr. Holtzman is a founder and the Chairman and Chief Executive Officer of Infinity Pharmaceuticals, Inc., a biopharmaceutical company. He previously was the Chief Business Officer of Millennium Pharmaceuticals, Inc., a biopharmaceutical company, the founder and Executive Vice President of DNX Corporation, a drug development services company, the founding Executive Director of the Ohio Edison Program, and an instructor in moral philosophy and the philosophy of language at Corpus Christi College, Oxford University, U.K. Mr. Holtzman co-founded and from 1995-2000 was the Co-Chair of the Biotechnology Industry Organization Bioethics Committee and, from 1996-2001, served as a Member of the National Bioethics Advisory Commission. He is also a Trustee of The Hastings Center for Ethics and the Life Sciences and the Berklee College of Music. Mr. Holtzman received his B.A. in Philosophy from Michigan State University and his B.Phil. graduate degree in Philosophy from Oxford University, which he attended as a Rhodes Scholar.
     Kleanthis G. Xanthopoulos, Ph.D., age 49, has served as a member of our Board of Directors since May 2000. On November 20, 2006 he stepped down as President and Chief Executive Officer and served as President, Emeritus until December 31, 2006. He is currently a Managing Director at Enterprise Partners Venture Capital, a venture capital firm. Dr. Xanthopoulos was a founder of Anadys and served as President and Chief Executive Officer from May 2000 to November 2006. From 1997 to 2000 he held a variety of positions at Aurora Biosciences Corporation, a biotechnology company, including Vice President, Genomics & Molecular Biology. Dr. Xanthopoulos was a Section Head of the National Human Genome Research Institute at The National Institutes of Health. He was a Postdoctoral Research Fellow at the Rockefeller University from 1987 to 1990 and an Associate Professor of Molecular Biology at the Karolinska Nobel Medical Institute, Sweden from 1991 to 1995. Dr. Xanthopoulos is also a member of the Board of Directors of Odyssey Thera, Inc., a privately held drug discovery company, and BIOCOM, Southern California’s life science industry association. An Onassis Scholar, Dr. Xanthopoulos received his B.Sc. in Biology with honors from Aristotle University of Thessaloniki, Greece, and received both his M.Sc. in Microbiology and Ph.D. in Molecular Biology from the University of Stockholm, Sweden.
Class II Directors Continuing in Office Until the 2009 Annual Meeting of Stockholders
     Marios Fotiadis, age 33, has served as a member of our Board of Directors since September 2002. In January 2007 he was appointed Managing Director of life sciences investments at Enterprise Partners Venture Capital, a venture capital firm. Previously, he was a Venture General Partner at Advent International, a private equity firm, since 2004. Prior to joining Advent, he was with SG Capital Partners, a private equity firm, since 1999 and oversaw its portfolio in life sciences. Prior to 1999, Mr. Fotiadis was an investment banker focusing on mergers and acquisitions transactions with SG Cowen, an investment bank related to SG Capital Partners. Mr. Fotiadis holds an M.B.A. from Columbia University and a B.S.B.A. degree cum laude in Business Administration from the Daniels College of Business at the University of Denver.

     Lawrence C. Fritz, Ph.D., age 54, joined us as President and Chief Executive Officer and a member of our Board of Directors on November 20, 2006. Previously, he founded Conforma Therapeutics, a privately held biotechnology company, and served as its President and Chief Executive Officer from inception in 1999 through its acquisition by Biogen Idec in 2006. Dr. Fritz was also a founder and Director of Cabrellis Pharmaceuticals, a specialty pharma cancer company spun-out from Conforma in conjunction with Biogen Idec’s acquisition. Cabrellis was acquired by Pharmion Corporation in November 2006. Prior to Conforma, Dr. Fritz co-founded both Athena Neurosciences Inc., a biotechnology company, now wholly-owned by Elan Corporation, and Idun Pharmaceuticals Inc. a privately held biotechnology company, subsequently acquired by Pfizer, Inc. He served as Vice President of Research at Athena and as Executive Vice President, Research at Idun. Dr. Fritz holds an A.B. Degree in Biochemical Sciences from Harvard University, a M.Sc. Degree in Physiology from University College London, and a Ph.D. in Biophysics from The Rockefeller University.

Meetings of the Board of Directors
     During the year ended December 31, 2006, our Board of Directors held a total of 14 meetings, including regularly scheduled in-person meetings and teleconferences and special meetings via teleconference. As required under applicable listing standards of Nasdaq, during the year ended December 31, 2006 our independent directors met three times in regularly scheduled executive sessions at which only the independent directors were present. Our Board of Directors has an Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee.
     During the year ended December 31, 2006, seven out of our eight directors attended at least 75% or more of the total regularly scheduled in-person and telephonic meetings of the Board of Directors and of the committees on which they served that were held during the period for which they were a director or committee member, respectively. However, due to unavoidable scheduling conflicts, Mr. Fotiadis attended only 73% of the total regularly scheduled in-person and telephonic meetings of the Board of Directors. Mr. Fotiadis does not serve on any committees.
     The Board of Directors does not have a formal policy with respect to the attendance of members of the Board of Directors at the annual meetings of stockholders of the Company. Dr. Xanthopoulos was the only member of the Board of Directors in attendance at the 2006 Annual Meeting.
     Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
     The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting processes. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines on behalf of the Board of Directors the engagement of the independent registered public accounting firm; determines on behalf of the Board of Directors whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the engagement of the independent registered public accounting firm to perform any proposed permissible services and appropriate compensation for such services; reviews and approves all related party transactions; monitors the rotation of partners of the independent registered public accounting firm on the Company engagement team as required by law; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; discusses with management and the independent registered public accounting firm the results of the annual audit and the results of the Company’s quarterly financial statement reviews; and has the specific responsibilities and authority necessary to comply with the listing standards of Nasdaq applicable to audit committees. The Audit Committee has adopted a written Audit Committee Charter which is available on our website at www.anadyspharma.com.
     During 2006, the Audit Committee was comprised of three independent directors, Messrs. Foletta and Holtzman and Dr. Scangos. The Board of Directors has determined that all current members of the Audit Committee were independent in 2006 and such members continue to be independent (as independence is currently defined by the rules of Nasdaq and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (Exchange Act)). The Board of Directors has also determined that Messrs. Foletta and Holtzman are each an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee met six times during the year ended December 31, 2006. See “Report of the Audit Committee of the Board of Directors” below.
Compensation Committee
     The Compensation Committee is responsible to act on behalf of the Board of Directors in fulfilling the Board of Directors’ responsibilities to oversee the Company’s compensation policies, plans and programs, to review and determine the compensation of the executive officers and directors of the Company and establish and review general policies relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the granting of stock options and other awards under our stock plans. Commencing this year, the Compensation Committee also began to review with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in the proxy statements and other filings. The Compensation Committee met five times during the year ended December 31, 2006.

     During 2006, the Compensation Committee was initially comprised of three independent directors, Drs. Williams and Karabelas and Mr. Holtzman. Dr. Karabelas resigned from his position as a member of the Board of Directors and of the Compensation Committee effective June 2, 2006. The Compensation Committee was then changed to consist of Dr. Williams and Messrs. Holtzman and Foletta. All current members of the Compensation Committee are independent and Dr. Karabelas was independent through his resignation on June 2, 2006 (as independence is currently defined by Rule 4200(a)(15) of the Nasdaq Listing Standards). The Compensation Committee has adopted a written charter, which is available on our website at www.anadyspharma.com.
Compensation Committee Processes and Procedures
     The Compensation Committee conducts an annual performance and compensation review for our executive officers and determines salary adjustments and bonus and equity awards at one or more meetings generally held during the last quarter of the year. In addition, the Compensation Committee considers matters related to individual compensation, such as compensation for new executive hires, as well as various compensation policy issues, throughout the year. For executives other than the Chief Executive Officer, the Compensation Committee receives and considers performance evaluations and compensation recommendations submitted to the Committee by the Chief Executive Officer, with input from the Vice President, Human Capital who provides relevant market data. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted.
     Some of our executive officers have input on the performance reviews and compensation of other executive officers who report to them. In addition, executive officers play a role in their own compensation process prior to their hiring, in their initial salary negotiations with either the Chairman of the Board, the Chief Executive Officer and/or the Vice President, Human Capital. These initial salary amounts are reviewed and discussed by the Committee, along with objective comparisons to industry survey data.
     The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Company’s President and Chief Executive Officer and Corporate Secretary. Compensation Committee meetings are regularly attended by the President and Chief Executive Officer, the Vice President, Human Capital and the Vice President, Legal Affairs and Corporate Secretary.
     The Committee has delegated administrative authority to our President and Chief Executive Officer, our Vice President, Human Capital and our Vice President, Legal Affairs to approve routine on-hire option grants to employees of the Company, subject to specific limitations. For these grants, the number of shares must be within specific ranges that have been approved by the Committee, the exercise price must be equal to the closing price on the NASDAQ Global Market of the Company’s Common Stock on the trading day immediately prior to the date of grant, the shares cannot exceed a specified share number nor exceed a specified total per-year limit, and no grants may be made to any officer covered by Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), to any officer who is required to disclose his or her ownership of the Company’s common stock under Section 16 of the Exchange Act (sometimes referred to as a “Section 16 Officer”), or to any employee with titles or responsibilities above the “director” level. All of these limitations have been pre-approved by the Committee and these on-hire option grants must be reported on a periodic basis to the Committee and the Board of Directors.
     Neither the Company nor the Compensation Committee currently engages a compensation consultant and no compensation consultants had any role in determining or recommending the amount or form of executive officer or director compensation during 2006.
     More specific information about executive officer compensation for fiscal year 2006 is provided in the Compensation Discussion and Analysis section of this proxy statement.
Corporate Governance and Nominating Committee
     The purpose of the Corporate Governance and Nominating Committee is to oversee all aspects of the Company’s corporate governance functions on behalf of the Board of Directors; make recommendations to the Board of Directors regarding corporate governance issues; identify, review and evaluate candidates to serve as directors of the Company; serve as a focal point for communication between such candidates, non-committee directors and the Company’s management; recommend such candidates to the Board of Directors and make such other recommendations to the Board of Directors regarding affairs relating to the directors of the Company. During 2006, the Corporate Governance and Nominating Committee was initially comprised of two independent directors, Drs. Scangos and Karabelas. Dr. Karabelas resigned from his position as a member of the Board of Directors and of the Corporate Governance and Nominating Committee effective June 2, 2006. The Corporate Governance and Nominating Committee was then changed to consist of Drs. Papadopoulos and Williams. Both current members of the Corporate Governance and Nominating Committee are independent (as independence is currently defined by Rule 4200(a)(15) of the Nasdaq Listing Standards), Dr. Scangos was independent while a member of the committee and remains independent, and Dr. Karabelas was independent through his resignation. The Corporate Governance and Nominating Committee formally met one time during the year ended December 31, 2006. The Corporate Governance and Nominating Committee has adopted a written charter, which is available on our website at www.anadyspharma.com.

     Because Anadys is an emerging company with rapidly evolving and expanding research and clinical programs, the Board of Directors does not believe that it is appropriate to adopt, and the Corporate Governance and Nominating Committee has not adopted, a formal policy with respect to a fixed set of minimum qualifications for its candidates for membership on the Board of Directors. Instead, in considering candidates for director, the Corporate Governance and Nominating Committee will generally consider all relevant factors, including the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to the Company, the availability of the candidate to devote sufficient time and attention to the affairs of the Company and the candidate’s demonstrated character and judgment. Candidates for director will be reviewed in the context of the existing membership of the Board of Directors (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders. The Corporate Governance and Nominating Committee generally will evaluate and consider all candidates recommended by directors, officers and security holders. The Corporate Governance and Nominating Committee intends to consider security holder recommendations for directors using the same criteria as potential nominees recommended by the members of the Corporate Governance and Nominating Committee or others. The Company has not rejected any nominees proposed by 5% stockholders as the Company has not received any nominees proposed by such 5% stockholders to date.

Compensation of Directors
Cash Compensation Arrangements
     In 2006, each non-employee director was eligible to receive an annual cash stipend of $5,000. In addition, each non-employee director was eligible to receive $2,500 for each in-person Board meeting at which the director was present and $500 for each Board meeting at which the director participated by telephone. In addition, each member of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee was eligible to receive $500 for each committee meeting at which the director was present or participated by telephone. Total cash compensation to each non-employee director is capped at $25,000 per calendar year.
Equity Compensation Arrangements
     Each non-employee director is eligible to receive an annual option grant to purchase 5,000 shares of our common stock under our 2004 Non-Employee Directors’ Stock Option Plan on the date of each annual meeting of our stockholders and an additional annual option grant to purchase 5,000 shares of our common stock under our 2004 Equity Incentive Plan on September 1st of each year. In addition, each new non-employee director receives an option grant to purchase 25,000 shares of our common stock upon their appointment or election to our Board of Directors of which an option to purchase 20,000 shares of our common stock will be granted under our 2004 Non-Employee Directors’ Stock Option Plan and the remaining balance to purchase 5,000 shares of our common stock will be granted under our 2004 Equity Incentive Plan.
Reimbursement of Expenses
     Non-employee directors are also reimbursed for reasonable out-of-pocket expenses in connection with attending meetings of our Board of Directors and committees of the Board of Directors.
Director Compensation Table
     The table below summarizes the compensation paid by the Company to our non-employee directors for the fiscal year ended December 31, 2006.

					Change in
					Pension Value
					and Non-
				Non-Equity	Qualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name(1)	Cash ($)	($)	($)(2)(3)(4)	($)	Earnings($)	($)	Total ($)
Mark G. Foletta	25,000	—	70,281	—	—	—	95,281
Marios Fotiadis	16,000	—	81,304	—	—	—	97,304
Steven H. Holtzman	25,000	—	51,411	—	—	—	76,411
Argeris N. “Jerry” Karabelas, Ph.D. (5)	3,596	—	31,569	—	—	—	35,165
Stelios Papadopoulos, Ph.D.	19,500	—	81,304	—	—	—	100,804
George A. Scangos, Ph.D.	24,500	—	81,214	—	—	—	105,714
Douglas E. Williams, Ph.D.	23,500	—	57,477	—	—	—	80,977

(1)	Lawrence C. Fritz, Ph.D., the Company’s President and Chief Executive Officer, and Kleanthis G. Xanthopoulos, Ph.D., the Company’s Former President and Chief Executive Officer, are not included in this table as they were employees of the Company as of December 31, 2006 and thus received no compensation for their services as directors. Dr. Xanthopoulos’ resignation as an employee of the Company became effective on December 31, 2006. As of January 1, 2007, Dr. Xanthopoulos transitioned to the role of a non-employee director on our Board of Directors.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123R (SFAS No. 123R), Share-Based Payments, for option awards granted under our Non-Employee Director Stock Option Plan and our 2004 Equity Incentive Plan prior to and during 2006. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2006, 2005 and 2004 are included in footnote 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2007.

(3)	As of December 31, 2006, each director has the following number of options outstanding: Mark G. Foletta: 31,250, Marios Fotiadis: 64,608, Steven H. Holtzman: 43,750, Argeris N. “Jerry” Karabelas, Ph.D.: 0, Stelios Papadopoulos, Ph.D.: 39,608, George A. Scangos, Ph.D.: 39,608, and Douglas E. Williams, Ph.D.: 43,750.

(4)	The grant date fair value, determined in accordance with SFAS No. 123R, of options awards granted to Messrs. Fotiadis and Holtzman and Drs. Papadopoulos, Scangos and Williams during 2006 was $45,254. The grant date fair value, determined in accordance with SFAS No. 123R, of options awarded to Mr. Foletta during 2006 was $25,519.

(5)	Dr. Karabelas resigned from our Board of Directors effective June 2, 2006.

Stockholder Communications With The Board Of Directors
     The Board of Directors believes that the Company has in place adequate current methods for receiving communications from its security holders. Accordingly, the Board of Directors has not established a formal process for security holders to send communications to the Board of Directors. However, the Corporate Governance and Nominating Committee of the Board of Directors will consider, from time to time, whether adoption of a formal process for stockholder communications with the Board of Directors has become necessary or appropriate. Security holders may send communications to the Board of Directors by mail at 3115 Merryfield Row, San Diego, California 92121; by facsimile at (858) 527-1554 or by e-mail at boardofdirectors@anadyspharma.com, each of the foregoing sent “Attn: Board of Directors.”
     Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Corporate Governance and Nominating Committee within the timeframe specified in the bylaws of the Company that is applicable to matters to be brought before an Annual Meeting of Stockholders. Such communications should be sent to the following address: 3115 Merryfield Row, San Diego, California 92121, attn: Corporate Governance and Nominating Committee of the Board of Directors. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. The Corporate Governance and Nominating Committee has not received any recommended nominations from any of the Company’s security holders in connection with the 2007 Annual Meeting.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 and the Board of Directors, on behalf of the Audit Committee, directed management to submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
     Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.
Independent Registered Public Accounting Firm — Fees
     The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2006 and 2005, by Ernst & Young LLP, the Company’s independent registered public accounting firm.

	Fiscal Year Ended December 31,
	2006	2005
	(in thousands)
Audit Fees	$312	$361
Audit-Related Fees	—	—
Tax Fees	36	32
All Other Fees	—	—

Total Fees	$348	$386

     Tax fees for 2006 related to the preparation of the Company’s state and federal income tax filings for 2005 and an engagement to review the implications of Section 382 of the Code. Tax fees for 2005 related to the preparation of the Company’s state and federal income tax filings for 2004, a California Sales and Use Tax engagement and an engagement to review the implications of Section 382 of the Code.
     All of the fees described above for fiscal year 2006 and 2005 were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures
     The Audit Committee pre-approves all audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has not adopted a formal written policy for the pre-approval of audit and non-audit services, but generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and other services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may also be given by Mr. Foletta, the Chair of the Audit Committee who has been delegated pre-approval authority by the Audit Committee, but the pre-approval decision must be communicated to the full Audit Committee at its next scheduled meeting.

Report of the Audit Committee of the Board of Directors1
     The Audit Committee of the Board of Directors of Anadys oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is made up solely of independent directors, as defined under the listing standards of the NASDAQ Stock Market and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and it operates under a written charter adopted by the Board of Directors.
     Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. Our independent auditors are responsible for planning and performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and for auditing management’s assessment of the effectiveness of internal control over financial reporting. Our independent auditors are also responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States.
     The Audit Committee has met and held discussions with management and Anadys’ independent auditors on various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent auditors. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
     The Audit Committee has discussed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed under generally accepted auditing standards in the United States, including those matters set forth in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” (Codification of Statements on Auditing Standards, AU Section 380). Anadys’ independent auditors have provided the Audit Committee with the written disclosures and letters required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with the independent auditors their independence from the Company.
     The Audit Committee has reviewed and discussed the Company’s consolidated financial statements as of and for the year ended December 31, 2006 with management and the independent auditors. The Audit Committee also reviewed management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting.
     In reliance on these views and discussions referred to above, and the reports of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in Anadys’ Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.
     The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 and has presented its selection to the Board of Directors to present to the stockholders for ratification.
Respectfully submitted,
The Audit Committee of the Board of Directors
     Mark G. Foletta
     Steven H. Holtzman
     George A Scangos, Ph.D.

[1] The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

EXECUTIVE OFFICERS
     The following table sets forth certain information regarding our executive officers as of April 20, 2007:

Name	Age	Position
Lawrence C. Fritz, Ph.D.	54	President, Chief Executive Officer and Director
Stephen T. Worland, Ph.D.	49	President, Pharmaceuticals
James T. Glover	57	Senior Vice President, Operations and Chief Financial Officer
Devron R. Averett, Ph.D.	57	Chief Scientific Officer
James L. Freddo, M.D.	51	Chief Medical Officer
Mary Yaroshevsky-Glanville	42	Vice President, Human Capital
Carol G. Gallagher, Pharm.D.	42	Vice President, Corporate Development and Commercial Affairs
Elizabeth E. Reed, J.D.	36	Vice President, Legal Affairs and Corporate Secretary
     Lawrence C. Fritz, Ph.D. joined us as President and Chief Executive Officer and a member of our Board of Directors on November 20, 2006. Previously, he founded Conforma Therapeutics, a privately held biotechnology company, and served as its President and Chief Executive Officer from its inception in 1999 through its acquisition by Biogen Idec in 2006. Dr. Fritz was also a founder and Director of Cabrellis Pharmaceuticals, a specialty pharma cancer company spun-out from Conforma in conjunction with Biogen Idec’s acquisition. Cabrellis was acquired by Pharmion Corporation in November 2006. Prior to Conforma, Dr. Fritz co-founded both Athena Neurosciences Inc., a biotechnology company, now wholly-owned by Elan Corporation, and Idun Pharmaceuticals, Inc., a privately held biotechnology company, subsequently acquired by Pfizer, Inc. He served as Vice President of Research at Athena and as Executive Vice President, Research at Idun. Dr. Fritz holds an A.B. Degree in Biochemical Sciences from Harvard University, a M.Sc. Degree in Physiology from University College London, and a Ph.D. in Biophysics from The Rockefeller University.
     Stephen T. Worland, Ph.D. joined us as our Chief Scientific Officer in 2001 and was promoted to Executive Vice President, Head of Research and Development in October 2004. In December 2005 he was named Executive Vice President, Pharmaceuticals, assuming additional responsibilities, including strategic planning and corporate development, while continuing to lead Anadys’ research and development efforts. In June 2006 he was named President, Pharmaceuticals. From 1999 to 2001 he was Vice President, Head of Antiviral Research, at Agouron Pharmaceuticals, a Pfizer Company. Dr. Worland was at Agouron from 1988 through the acquisition of Agouron by Warner-Lambert in 1999. Dr. Worland was a National Institutes of Health Postdoctoral Fellow in Molecular Biology at Harvard University from 1985 to 1988. He received his B.S. in Biological Chemistry from the University of Michigan and his Ph.D. in Chemistry from the University of California, Berkeley.
     James T. Glover joined us in September 2006 as Senior Vice President, Operations and Chief Financial Officer and is responsible for the company’s operational and financial activities. Mr. Glover joined us from Beckman Coulter, Inc., a global clinical diagnostics and biomedical research company, where he served as Senior Vice President and Chief Financial Officer since 2003. During his 17-year tenure at Beckman Coulter, he held a variety of significant management positions, including Vice President, Controller and Chief Accounting Officer in 2003, Vice President and Treasurer from 1999 to 2003, Vice President and Controller from 1993 to 1999, Vice President-Strategic Planning & Program Management, Diagnostic Division in 1993 and Vice President-Controller/Divisional Chief Financial Officer from 1989 to 1993. Prior to that, Mr. Glover worked for six years with several divisions of SmithKline Beckman, Inc., a pharmaceutical company, including Allergan, Inc, a pharmaceutical company. Mr. Glover, a certified public accountant, holds a Master of Business Administration from Pepperdine University and a B.S. in Accounting from California State Polytechnic University.
     Devron R. Averett, Ph.D. joined us as our Senior Vice President, Research, Development and Medical in 2000 and later served as Senior Vice President, Drug Development before he was promoted to Chief Scientific Officer in October 2004. From 1996 to 1999, Dr. Averett was Senior Vice President, Research and Development for Valeant Pharmaceuticals International, a pharmaceutical company, (formerly known as ICN Pharmaceuticals, Inc.). Prior to this, Dr. Averett held a variety of positions of increasing responsibility at Glaxo Wellcome, a pharmaceutical company, and Burroughs Wellcome Co., a pharmaceutical company, culminating in global leadership roles in discovery and clinical virology. Dr. Averett received his B.S. in Chemistry and M.S. in Microbiology from the University of Georgia and his Ph.D. in Microbiology and Immunology from the University of North Carolina.
     James L. Freddo, M.D. joined us in July 2006 as our Chief Medical Officer. Dr. Freddo joined us from Pfizer, Inc. where since August 2005, he had been Vice President, Clinical Site Head and Development Site Head, Pfizer Global Research and Development, La Jolla. Previously at Pfizer, he was Executive Director, Site Therapeutic Area Leader, Clinical Development, Oncology. While at Pfizer, Dr. Freddo led the team responsible for the registration of Sutent® (sunitinib malate), a drug approved by the U.S. Food and Drug Administration in January 2006 for treating advanced kidney cancer and gastrointestinal stromal tumors. Prior to Pfizer, Dr. Freddo held a variety of senior management positions at Wyeth-Ayerst Research, a pharmaceutical company, from December 1996 until June

2002, including Senior Director, Oncology, Senior Director, Infectious Diseases, and Senior Director, Transplantation Immunology. He holds a B.S degree in Medical Technology from the State University of New York at Stony Brook, Stony Brook, NY, and a M.D. degree from the University of North Carolina, where he also completed his fellowship training.
     Mary Yaroshevsky-Glanville joined us in April 2001 and has served as our Vice President, Human Capital since December 2005. Ms. Yaroshevsky-Glanville served as our Senior Director, Human Capital from August 2002 to December 2005 and Director of Human Capital from April 2001 to August 2002. She served as Director of Human Resources at Inflazyme Inc., a pharmaceutical company, from 2000 to 2001. Prior to that time, Ms. Yaroshevsky-Glanville served as Director of Human Resources at Inex Pharmaceuticals Corp., a pharmaceutical company, from 1995 to 2000 and as Manager, Human Resources and Office Administration at Inex from 1994 through 1995. Ms. Yaroshevsky-Glanville has a Human Resources Management Certificate from the British Columbia Institute of Technology, has received a Certified Human Resources Professional designation from the Human Resources Management Association, and holds a B.Sc. in Computer Information System Management from the DeVry Institute of Technology.
     Carol G. Gallagher, Pharm.D. joined us as Vice President, Corporate Development and Commercial Affairs in April 2006. She is responsible for commercial affairs, including business development, market planning and strategic planning. Prior to joining us, Dr. Gallagher was the Vice President, Sales, Marketing and Product Planning at CancerVax Corporation, a biotechnology company, where she was employed since December 2003. From January 2002 to November 2003 Dr. Gallagher was Senior Director of Oncology Marketing at Biogen Idec, Inc., a biotechnology company. Her role included leadership of the Rituxan(r) collaboration with Genentech, Inc. Previously, Dr. Gallagher was Director, Global Marketing Planning for Oncology and Ophthalmology at Pfizer, Inc. She also held other marketing positions, including product and new product management roles at Agouron Pharmaceuticals, prior to its acquisition by Pfizer. From 1989 to 1997, she held various sales and marketing positions at both Eli Lilly and Co., a pharmaceutical company, and Amgen, Inc, a biotechnology company. Dr. Gallagher holds a Doctor of Pharmacy degree from the University of Kentucky.
     Elizabeth E. Reed, J.D. joined us in October 2001 and has served as our Vice President, Legal Affairs and Corporate Secretary since December 2006. Ms. Reed served as our Senior Director, Legal Affairs and Corporate Secretary from December 2002 to December 2006, as our Director of Legal Affairs and Corporate Secretary from January 2002 through December 2002 and as our Director of Legal Affairs from October 2001 through January 2002. Prior to joining us, Ms. Reed was associated with the law firm of Cooley Godward LLP from 1998 to 2001. Prior to Cooley Godward, Ms. Reed was associated with the law firm of Brobeck, Phleger & Harrison LLP. Ms. Reed is a member of the State Bar of California and received her B.S. in Business Administration with an emphasis in finance from the Haas School of Business at the University of California, Berkeley and holds a J.D., cum laude, from Harvard Law School.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2007 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all directors and executive officers of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Wellington Management Company, LLP (1)	3,480,012	12.2%
Entities related to Deerfield Management Co., L.P. and James E. Flynn(2)	2,202,180	7.7
Entities related to Federated Investors, Inc.(3)	2,022,600	7.1
Entities related to BB Biotech AG (4)	1,997,500	7.0
Entities related to Biotechnology Value Fund II, L.P. (5)	1,562,700	5.5
Xmark Opportunity Partners, LLC (6)	1,550,667	5.4
Named Executive Officers and Directors
Lawrence C. Fritz, Ph.D.	—	—
James T. Glover(7)	6,370	*
Stephen T. Worland, Ph.D. (8)	371,797	1.3
Devron R. Averett, Ph.D. (9)	242,217	*
Elizabeth E. Reed, J.D. (10)	57,059	*
Mark G. Foletta (11)	14,617	*
Marios Fotiadis (12)	49,803	*
Steven H. Holtzman (13)	29,512	*
Stelios Papadopoulos, Ph.D. (14)	674,705	2.4
George A. Scangos, Ph.D. (15)	26,212	*
Kleanthis G. Xanthopoulos, Ph.D.(16)	819,984	2.8
Douglas E. Williams, Ph.D. (17)	32,012	*
All executive officers and directors as a group (14 persons)(18)	2,383,210	7.9

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	The information in the table and this note is derived from Schedule 13G/A filed with the SEC on February 14, 2007. Consists of 3,480,012 shares of common stock beneficially owned by Wellington Management Company, LLP of which it has shared voting power over 3,138,112 shares and shared dispositive power over 3,438,212 shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. There are no relationships between Wellington Management Company, LLP, on the one hand, and our officers and directors, on the other hand.

(2)	The information in the table and this note is derived from Schedule 13G/A filed by Deerfield Capital L.P. and James E. Flynn with the SEC on February 13, 2007. Consists of 484,816 shares of common stock beneficially owned by Deerfield Partners, L.P. of which it has shared voting and dispositive power, 319,459 shares of common stock beneficially owned by Deerfield Special Situations Fund, L.P. of which it has shared voting and dispositive power, 755,123 shares of common stock beneficially owned by Deerfield International Limited of which it has shared voting and dispositive power, 642,782 shares of common stock beneficially owned by Deerfield Special Situations Fund International Limited of which it has shared voting and dispositive power, 804, 275 shares of common stock beneficially owned by Deerfield Capital, L.P. of which it has shared voting and dispositive power, 1,397,905 shares of common stock beneficially owned by Deerfield Management Company, L.P. of which it has shared voting and dispositive power and 2,202,180 shares of common stock beneficially owned by James E. Flynn of which he has shared voting and dispositive power. The address of James E. Flynn, Deerfield Capital L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P. and Deerfield Management Co., L.P. is 780 3rd Avenue, 37th Floor, New York, New York 10017. The address of Deerfield International Limited, Deerfield Special Situations Fund International Limited is c/o Bisys Management, Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, British Virgin Islands. There are no relationships between the entities of Deerfield Capital L.P. and James E. Flynn, on the one hand, and our officers and directors, on the other hand.

(3)	The information in the table and this note is derived from Schedule 13G filed with the SEC on February 13, 2007. Consists of 2,022,600 shares of common stock beneficially owned by Federated Investors, Inc. (FII) in its capacity as the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (together, the Investment Advisers), which act as investment advisers to registered investment companies and separate accounts that own such shares. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of FII. All of FII’s outstanding voting stock is held in a Voting Shares Irrevocable Trust (the Trust) for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the Trustees). FII and the Trust each has sole voting and dispositive power over the shares; each of the Trustees shares voting and dispositive power over the shares. FII, the Trust and each of the Trustees expressly disclaim beneficial ownership of the shares. The address of Federated Investors, Inc. is Federated Investors Tower, Pittsburg, Pennsylvania 15222. There are no relationships between the entities related to Federated Inventors, Inc., on the one hand, and our officers and directors, on the other hand.

(4)	The information in the table and this note is derived from Schedule 13G/A filed with the SEC on February 14, 2007. Consists of 1,997,500 shares of common stock beneficially owned by Biotech Target, N.V. of which it has shared voting and dispositive power and 1,997,500 shares of common stock beneficially owned by BB Biotech AG of which it has shared voting and dispositive power. The address of BB Biotech AG is Vordergasse 3, CH-8200, Schaffhausen, Switzerland. There are no relationships between BB Biotech AG, on the one hand, and our officers and directors, on the other hand.

(5)	The information in the table and this note is derived from Scheduled 13G/A filed with the SEC on February 13, 2007. Consists of 335,700 shares of common stock beneficially owned by Biotechnology Value Fund, L.P. of which it has shared voting and dispositive power, 232,000 shares of common stock beneficially owned by Biotechnology Value Fund II, L.P. of which it has shared voting and dispositive power, 894,000 shares of common stock beneficially owned by BVF Investments, L.L.C. (Investments) of which it has shared voting and dispositive power, 101,000 shares of common stock beneficially owned by Investments 10, L.L.C. which it has shared voting and dispositive power, and 1,562,700 shares of common stock beneficially owned by BVF Partners L.P. (Partners) and BVF Inc. which have shared voting and dispositive power. Pursuant to the operating agreement of Investments, Partners is authorized, among other things, to invest the funds of Ziff Asset Management, L.P., the majority member of Investments, in shares of the common stock and to vote and exercise dispositive power over those shares of the common stock. Partners and BVF Inc. share voting and dispositive power over shares of the common stock beneficially owned by Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., Investments and those owned by Investment 10, L.L.C., on whose behalf Partners acts as an investment manager and, accordingly, Partners and BVF Inc. have beneficial ownership of all of the shares of the common stock owned by such parties. The address of Biotechnology Value Fund, L.P. and its related entities is 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611. There are no relationships between the Biotechnology Value Fund, L.P., on the one hand, and our officers and directors, on the other hand.

(6)	The information in the table and this note is derived from Schedule 13G filed with the SEC on February 27, 2007. The address of Xmark Opportunity Partners, LLC is 301 Tresser Boulevard, Suite 1320, Stamford, Connecticut 06901. There are no relationships between Xmark Opportunity Partners, LLC., on the one hand, and our officers and directors, on the other hand.

(7)	Includes 3,170 shares of common stock held in a family trust of which Mr. Glover is a trustee and includes 3,200 shares held by a family member of Mr. Glover.

(8)	Includes 58,704 shares of common stock held of record in a family trust of which Dr. Worland is a trustee. Includes 284,536 shares subject to options exercisable within 60 days of February 28, 2007.

(9)	Includes 36,131 shares of common stock held of record in a family trust, of which Dr. Averett is a trustee. Includes 202,041 shares subject to options exercisable within 60 days of February 28, 2007.

(10)	Includes 55,174 shares subject to options exercisable within 60 days of February 28, 2007.

(11)	Includes 14,617 shares subject to options exercisable within 60 days of February 28, 2007.

(12)	Includes 49,803 shares subject to options exercisable within 60 days of February 28, 2007.

(13)	Includes 29,512 shares subject to options exercisable within 60 days of February 28, 2007.

(14)	Includes 24,803 shares subject to options exercisable within 60 days of February 28, 2007.

(15)	Includes 25,212 shares subject to options exercisable within 60 days of February 28, 2007.

(16)	Includes 170,644 shares held of record in a family trust dated January 30, 2002, of which Dr. Xanthopoulos is the Trustee. Includes 641,941 shares subject to options exercisable within 60 days of February 28, 2007.

(17)	Includes 32,012 shares subject to options exercisable within 60 days of February 28, 2007.

(18)	Includes 969,397 shares of common stock held by directors and executive officers. Also includes 1,413,813 shares subject to options exercisable within 60 days of February 28, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and persons who own more than ten percent of a registered class of our equity securities are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
     To our knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and persons who own more than ten percent of a registered class of our equity securities were complied with and filed on time.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
     The Company’s Compensation Committee of the Board of Directors (the Committee), has the responsibility to review, determine and approve the compensation packages for the executive officers, including the Named Executive Officers (NEOs), of the Company. Further, the Committee oversees the Company’s overall compensation strategy, including compensation policies, plans and programs.
     During 2006, seven individuals served as NEOs of the Company in the following positions: President and Chief Executive Officer (CEO) (present and former); President, Pharmaceuticals; Senior Vice President, Operations and Chief Financial Officer; Chief Scientific Officer; Vice President, Legal Affairs and Vice President, Finance. This Compensation Discussion and Analysis, (CD&A), sets forth the Company’s philosophies underlying the compensation for the NEOs.
Objectives of Our Executive Compensation Program
     The primary objective of our executive compensation program is to attract and retain qualified, critical talent who are enthusiastic about the Company’s mission and culture. Another objective of our compensation program is to provide reasonable and appropriate incentives and rewards to our senior management team for building long-term value within the company. In addition, we intend to be competitive with other similarly situated companies in our industry.
What Our Compensation Program is Designed to Reward
     Our compensation program is designed to motivate the NEOs to achieve our business goals and then reward the NEOs for achieving such goals. To this end, our compensation program is structured so that NEOs’ compensation is generally connected to the achievement of the Company’s current year corporate performance goals and objectives, while maintaining an appropriate balance between short-term and long-term performance objectives. The process of discovering and developing drug candidates is a long-term proposition and successful outcomes may not be measurable for several years. Therefore, in order to build long term value for the Company and its stockholders and in order to achieve our success within this industry, we believe that we must compensate our NEOs in a competitive and fair manner amidst the year-to-year challenges we may face in achieving our desired results. Further, our compensation program is designed to reward the value of each executive’s unique skills and capabilities to support the long-term performance of the Company, as we build a strong team and strive for low executive turnover.
Elements of Our Compensation Program and Why We Chose Each
Main Compensation Components
     Our Company-wide compensation program, including for the NEOs, is broken down into three main components: base salary, potential annual cash bonuses and potential long-term compensation in the form of stock options. We believe these three components constitute the minimum essential elements of a competitive compensation package in our industry. In certain circumstances, we may also provide a sign-on or relocation assistance bonus as a recruiting incentive, which is generally required to be paid back to the Company if the executive voluntarily terminates his or her employment within the first 12 months.
     Annual bonuses are primarily tied to corporate and individual performance. However, we also view the annual bonuses as a component of overall cash compensation and as an essential element to maintain a competitive compensation structure. We view the long-term compensation in the form of stock options which generally have a four-year vesting schedule, as tools to motivate the NEOs to perform their duties and encourage them to remain employed by the Company. On occasion, depending on specific circumstances, we may provide stock options with a vesting schedule that varies from our standard four-year term. For example, the initial grant provided to our President, Pharmaceuticals, Stephen T. Worland, Ph.D., upon joining the Company has an eight-year vesting term.
Other Compensation
     In addition to the three main components of compensation outlined above, we may also provide severance and/or change in control benefits to the NEOs, though we do not have a formal plan or policy that applies to all of our NEOs. We believe these severance and/or change in control benefits are an important element of our compensation program to assist us in recruiting and/or retaining talented individuals and that the arrangements help to promote stability and continuity of our senior management team. Further, we believe that the interests of our stockholders will be best served if the interests of our senior management are aligned with them. We believe that providing change in control benefits should lessen or eliminate any potential reluctance of our NEOs to pursue potential change in control transactions that may be in the best interests of the stockholders.

     Other than the initial stock option grant provided to Stephen T. Worland, Ph.D. upon joining the Company, the change in control benefits for all our NEOs have a “double trigger”. This means that the NEOs will receive the change in control benefits described in the agreements only if there are both (1) a Change in Control of the Company (as defined in the agreements) and (2) a termination by the Company of the NEO’s employment “without cause” or a resignation by the NEO for “good reason” (as defined in the agreements) within a specified time period following the Change in Control. We believe this double trigger requirement maximizes shareholder value because it prevents an unintended windfall to management as no benefits are triggered solely in the event of a Change in Control. Certain NEOs also have severance agreements providing for specified benefits in the event of a termination without cause or resignation for good reason prior to (but not in connection with) a Change in Control. These agreements were put in place prior to our Initial Public Offering, (IPO), or as a result of specifically negotiated circumstances at the time of hire. The levels of severance payments were determined by taking into account general market data and level of responsibility of each NEO. We view these severance and change in control agreements as reasonable recruitment and retention tools. A further description of the severance and change in control agreements may be found in the “Post-Termination Benefits” section of this proxy statement.
     We also provide benefits to the NEOs that are generally available to all regular full-time employees of the Company, including our medical and dental insurance, life insurance, a 401(k) match for all individuals who participate in the 401(k) plan, where we match up to a maximum of 1.5% of the employee’s base salary, and an employee stock purchase plan. We provide these benefits in order for all regular full-time employees to have a reasonable level of financial support in the event of illness or injury and to enhance productivity and job satisfaction through programs that support the long-term financial goals of each employee. At this time, we do not provide any perquisites to any NEOs, except to the extent that relocation assistance bonuses may be classified as such. Further, we do not have deferred compensation plans, pension arrangements or post-retirement health coverage for our employees or NEOs. All of our employees, including our NEOs, are “at-will” employees, which means that their employment can be terminated at any time for any reason by either us or them.
Determination of Compensation Amounts
     A number of factors impact the determination of compensation amounts for the NEOs, including competition for talent, individual and company performance, each NEO’s total compensation package, assessments of internal pay equity, and industry and peer data. The President and CEO makes recommendations to the Committee regarding salary, bonus and option grant amounts for the other NEOs and other executive officers, and provides the Committee with his assessment of such individual’s performance on at least an annual basis, which the Committee considers in determining compensation for each NEO and other members of senior management. The President and CEO’s recommendations may be adjusted before approval. The Committee annually reviews the President and CEO’s performance and sets his compensation. Compensation and benefit consultants may, from time to time, be hired by the Committee to assist in developing and reviewing overall salary policies and structures. We do not currently engage any consultant related to executive and/or director compensation matters.
     Stock price performance has not been a factor in determining annual compensation because the price of the Company’s common stock is subject to a variety of factors outside of our control. The Company does not have an exact formula for allocating between cash and non-cash compensation. Cash compensation is generally paid as earned.
     To date, the Company has not materially increased or decreased the compensation of the NEOs, but rather has made annual adjustments that have been deemed reasonable and not material from the Company’s perspective.
Industry Survey and Peer Data
     In making compensation changes, we compare each element of total compensation against certain survey data each year. In determining compensation adjustments at the end of 2006, we reviewed the Radford 2006 Biotechnology Survey which included data from 312 publicly traded companies and 29 publicly traded companies in San Diego. We also reviewed the 2006 San Diego Biotech Employee Development Coalition Survey which included data from 49 publicly traded life science companies in San Diego. We generally give more weight to the Radford Survey over the San Diego Biotech Employee Development Coalition Survey because the Radford survey has a much larger data sample for each position, represents the national market against which we compete for senior talent and has a larger representation of publicly traded companies. Nevertheless, we believe that the San Diego Biotech Employee Development Coalition Survey also provides useful information in our compensation setting process. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this type of information and providing it to the Committee is an important part of our compensation-related decision-making process. In order to assess the reasonableness of our long-term compensation, we also reviewed the Radford Survey, Executive Percent of Outstanding Stock Options Consulting report which included stock option data from all companies in the above-mentioned surveys.

     Further, we believe it is important when making compensation-related changes to ensure that both we and the Committee are informed of current practices of similarly situated publicly held companies in the pharmaceutical and life sciences industry. To that end, we also review publicly available data from several peer companies in San Diego to assist in assessing the appropriateness and reasonableness of the Company’s compensation program. In setting NEO base salaries for fiscal 2006, we considered publicly available data of 27 peer pharmaceutical and life sciences companies who announced their IPO during calendar year 2004, as we did in March 2004. Further, we also reviewed publicly available data of certain pharmaceutical and life sciences companies located in the San Diego area, including Acadia Pharmaceuticals, Inc., Hollis-Eden Pharmaceuticals, Inc., Illumina, Inc., Santarus, Inc., and Senomyx, Inc. We did not formally benchmark against this data, but rather used it for informational purposes.
Role of the Executive Officers
     Our President and CEO provides recommendations regarding compensation and incentive award amounts to the Committee to assist in its annual compensation review of each of the other executive officers. These recommendations are supported by relevant survey and peer data provided by our Vice President, Human Capital to better assist the Committee in its review of each individual and position.
     The NEOs may also be involved in the compensation process by participating in the Company’s internal performance review process where they may have input on the compensation of other NEOs who may report to them. In addition, the executive officers, including the NEOs, play a role in their own compensation process prior to their hiring, in their initial salary negotiations with either the Chairman of the Board, the CEO and/or the Vice President, Human Capital. These initial amounts are further reviewed and discussed by the Committee with objective comparisons to industry survey data, that subsequently, with any necessary adjustments, are approved by the Committee.
Base Salary
     Base salary ranges for each NEO in 2006 were based on his or her position and responsibility and were targeted at the 50th percentile of the Radford 2005 Biotechnology Survey for the NEOs’ respective comparable positions. In addition, we reviewed the 2005 San Diego Biotech Employee Development Coalition Survey and the publicly available data from the companies specified above as a check against the reasonableness of the proposed base salaries for our NEOs. We also looked at the historical salary compensation at the Company for each NEO. Merit based increases to salaries of NEOs were based on the assessment of the individual’s performance.
Annual Cash Bonus
     Historically, the Company has not had a formal cash bonus plan, but rather has awarded discretionary bonuses after consideration of individual and company-wide performance. In 2006, corporate goals were set at the beginning of the year. While we did not have a formal bonus plan in 2006, it was understood that year-end discretionary cash bonuses would be based, at least in part, on an assessment of corporate and individual performance in view of those corporate goals. During the middle of the year, we experienced a set back in our lead program as a result of unexpected scientific data. This set back also impacted the 2006 progress of another one of our compounds that has a similar mechanism of action. As a result, when corporate performance was reviewed at the end of the year, it was clear that not all of the company’s objectives had been met for 2006. While we did not award bonuses in amounts as great as might have been awarded had all of the corporate objectives been met, we did not want to unduly penalize the NEOs for the occurrence of events that were beyond their control. Rather, we looked at the NEOs’ overall performance in the face of the unanticipated challenges, their reaction to the events and efforts to get our programs back on track, as well as their demonstrated commitment to the organization and the steps taken toward long term value creation. We also took into account overall cash compensation compared to the market data specified above, as well as retention objectives. In light of these factors, we decided that it was fair and reasonable to award the 2006 cash bonuses in the amounts granted.
     With respect to our former President and CEO, Kleanthis G. Xanthopoulos, Ph.D., the bonus amount for Dr. Xanthopoulos for calendar year 2006 was determined at the end of the year in connection with his annual performance review, taking into account, among other factors, the overall achievements during his tenure as CEO, the manner in which Dr. Xanthopoulos recruited key members of the senior management team in 2006 and his effective transition to the new CEO. Dr. Xanthopoulos served as our President and CEO until November 20, 2006 and as President Emeritus through December 31, 2006.
Stock Options
     The Company provides stock options in order to align stockholder value and long-term incentive compensation, to provide an opportunity for increased equity ownership by the NEOs and to maintain competitive levels of total compensation. In determining the stock option grant amount for the NEOs, we review the stock option market data and peer company public information for comparably sized companies in our industry and generally target the 50th percentile as a minimum. Stock option grant amounts vary among the NEOs and are determined by comparing the NEO’s position against the market data for that position or similar industry position, reviewing their tenure with the Company and reviewing the individual’s performance for that particular year.

     2006 New Hire Option Grants: During 2006, we made on-hire grants to two of our NEOs, Lawrence C. Fritz, who was appointed as our President and CEO effective November 20, 2006, and James T. Glover, who was appointed as our Senior Vice President, Operations and Chief Financial Officer effective September 25, 2006. We determined the amounts of each of these NEO’s option grants by taking into account market data regarding equity ownership for CEOs and CFOs, respectively, the overall compensation packages offered to each of these NEOs and our recruitment needs and objectives, as these were arms length negotiations.
     Acceleration of Options held by Dr. Xanthopoulos: On June 12, 2006, Kleanthis G. Xanthopoulos, Ph.D., our former President and CEO, provided notice to our Board of Directors of his decision to resign as our President and CEO in order to pursue a career in the venture capital community and accept an offer of employment from a venture capital firm. Due to the potential negative impact that his immediate departure would have on the company, Dr. Xanthopoulos agreed to remain as President and CEO until the earlier of December 31, 2006 or when a successor was identified and appointed. In recognition of this accommodation and delay in Dr. Xanthopoulos’ career transition, the Board of Directors decided to accelerate in full the vesting of Dr. Xanthopoulos’ outstanding stock options, contingent on Dr. Xanthopoulos’ successful transition of his duties to a new President and CEO. Lawrence C. Fritz, Ph.D. was appointed as our new President and CEO on November 20, 2006 and Dr. Xanthopoulos remained employed by the Company through December 31, 2006 as President Emeritus in order to assist with the transition to Dr. Fritz. Confirming the successful transition and completion of Dr. Xanthopoulos’ duties as President and CEO, the Board of Directors approved the acceleration of vesting of Dr. Xanthopoulos’ outstanding stock options effective December 31, 2006. Dr. Xanthopoulos remains on our Board of Directors. If his outstanding stock options had not been accelerated they would have become fully vested on December 16, 2009 provided that he remained on the Board of Directors until such date.
     Option Grant Practices: All stock options granted to the NEOs are approved by the Committee. Exercise prices are the closing price of the Company’s Common Stock on the NASDAQ Global Market on the trading day immediately prior to the date of grant. Grants are generally made on the employee’s start date and at pre-determined dates at year-end following annual performance reviews. In addition, grants may be made in connection with promotions or other job related changes. The Company has not had a practice of granting options in coordination with the release of material non-public information and any option grants we may have made to our NEOs in proximity to a release of material information is coincidental.
Accounting and Tax Considerations
     On January 1, 2006, the Company began accounting for share-based payments in accordance with the requirements of Statement of Financial Accounting Standard No. 123R (SFAS No. 123R), Share-Based Payments. To date, the adoption of SFAS No. 123(R) has not impacted our stock option granting practices.
     At this time, the Company does not have a policy to factor in 162(m) limitations into the determination of base salary or bonus amounts since the aggregate payments for each individual are substantially below the $1,000,000 deductibility limitation.
     Section 409A. Section 409A generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. Under Section 409(A), deferred compensation is defined broadly and may potentially cover compensation arrangements such as severance or change in control pay outs and the extension of the post-termination exercise periods of stock options. We take Code Section 409A into account, where applicable, in determining the timing of compensation paid to our NEOs.
     Code Sections 280G and 4999. Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (Code Sections 280G and 4999) limit our ability to take a tax deduction for certain “excess parachute payments” (as defined in Code Sections 280G and 4999) and impose excise taxes on each NEO who receives “excess parachute payments” in connection with his or her severance from our company in connection with a change in control. We consider the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors, when structuring post-termination compensation payable to our NEOs and generally provide a mechanism for a “better after tax” result for the NEO, which we believe is a reasonable balance between the Company’s interests, on the one hand, and the executive’s compensation on the other.
Compensation Committee Interlocks and Insider Participation
     During 2006, the Compensation Committee was initially comprised of three independent directors, Drs. Williams and Karabelas and Mr. Holtzman. Dr. Karabelas resigned from his position as a member of the Board of Directors and of the Compensation Committee effective June 2, 2006. The Compensation Committee was then changed to consist of Dr. Williams and Messrs. Holtzman and Foletta. None of the members of the Compensation Committee were officers, former officers or employees of the Company. During 2006, none of our executive officers served as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

Report of the Compensation Committee of the Board of Directors1
The Company’s Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K contained in this proxy statement. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the Securities and Exchange Commission and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2006.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Douglas E. Williams, Ph.D.
Mark G. Foletta
Steven H. Holtzman

[1] The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Summary Compensation Table for 2006
     The following information outlines the compensation paid to our NEOs, including salary, bonuses, stock options and other compensation for the year ended December 31, 2006:

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred	All Other
			Bonus	Awards	Awards	Compensation	Compensation	Compen-	Total
Name and Principal Position	Year	Salary ($)	($)	($)	($) (1)	($)	Earnings ($)	sation ($)	($)
Lawrence C. Fritz, Ph.D.	2006	44,231	100,000	—	41,906	—	—	—	186,137
President and Chief Executive Officer		(2)	(3)
Kleanthis G. Xanthopoulos, Ph.D.	2006	415,000	166,000	—	2,952,293	—	—	6,918	3,540,211
Former President and Chief Executive Officer(4)					(9)			(7)
James T. Glover	2006	76,731	65,000	—	20,909	—	—	—	162,640
Senior Vice President, Operations and Chief Financial Officer		(5)	(6)
Jennifer K. Crittenden	2006	182,000	35,000	—	90,957	—	—	2,730	310,687
Vice President, Finance and Principal Accounting Officer(10)								(8)
Stephen T. Worland, Ph.D.	2006	303,734	113,400	—	549,218	—	—	3,750	970,102
President, Pharmaceuticals								(8)
Devron R. Averett, Ph.D.	2006	250,000	40,000	—	352,820	—	—	3,750	646,570
Chief Scientific Officer								(8)
Elizabeth E. Reed, J.D.	2006	182,000	45,500	—	123,670	—	—	2,389	353,559
Vice President, Legal Affairs and Corporate Secretary								(8)

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123R (SFAS No. 123R), Share-Based Payments, for option awards granted under our Equity Incentive Plans prior to and during 2006. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2006, 2005 and 2004 are included in footnote 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2003 are included in footnote 1 to the Company’s audited financial statements for the fiscal year ended December 31, 2005 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2006.

(2)	Dr. Fritz has been employed by us since November 20, 2006. This amount represents his salary from November 20, 2006 through December 31, 2006.

(3)	One-time sign-on bonus paid in connection with the hiring of Dr. Fritz.

(4)	Dr. Xanthopoulos resigned as our President and Chief Executive Officer on November 20, 2006 and was employed by us as our President, Emeritus through December 31, 2006.

(5)	Mr. Glover has been employed by us since September 25, 2006. This amount represents his salary from September 25, 2006 through December 31, 2006.

(6)	One-time sign-on/relocation bonus paid in connection with the hiring of Mr. Glover.

(7)	Represents matching contributions paid by the Company under our Anadys Pharmaceuticals 401(k) Savings Plan and payments for estate and tax planning.

(8)	Represents matching contributions paid by the Company under our Anadys Pharmaceuticals 401(k) Savings Plan.

(9)	In conjunction with Dr. Xanthopoulos’ resignation as our President and Chief Executive Officer and the successful transition to our new President and Chief Executive Officer, Dr. Fritz, we agreed to accelerate in full all of Dr. Xanthopoulos’ unvested stock options as of December 31, 2006. We calculated the additional non-cash share-based expense associated with the modification and acceleration of his unvested stock options upon his resignation in accordance with SFAS No. 123R.

(10)	Ms. Crittenden resigned as our Vice President, Finance and Principal Accounting Officer effective January 16, 2007.

Grants of Plan-Based Awards in 2006
     The following information sets forth grants of plan-based awards made to the NEOs during the year ended December 31, 2006:

										All Other	Exercise
		Closing								Option	or
		Market Price		Estimated Future Payouts Under			Estimated Future Payouts Under			Awards:	Base	Grant Date
		of Underly-	Date Grant was	Non-Equity Incentive			Equity Incentive Plan			Number of	Price of	Fair Value of
		ing Security	approved, if	Plan Awards			Awards			Securities	Option	Stock Options
Name and		on the Date of	other than the	Thre-		Maxi-	Thre-		Maxi-	Underlying	Awards	and Awards
Principal Position	Grant Date	Grant($)(1)	Grant Date	shold	Target	mum	shold	Target	mum	Options(#)	($)	($)
Lawrence C. Fritz, Ph.D.	11/20/2006	4.22	10/23/2006	—	—	—	—	—	—	570,000	4.36	1,571,889
President and Chief Executive Officer										(2)
Kleanthis G. Xanthopoulos, Ph.D.	—	—	—	—	—	—	—	—	—	—	—	—
Former President and Chief Executive Officer												(3)
James T. Glover	9/25/2006	2.99	9/06/2006	—	—	—	—	—	—	175,000	2.99	331,502
Senior Vice President, Operations and Chief Financial Officer										(2)
Jennifer K. Crittenden	12/08/2006	4.69	—	—	—	—	—	—	—	50,000	4.88	161,505
Vice President, Finance and Principal Accounting Officer
Stephen T. Worland, Ph.D.	12/08/2006	4.69	—	—	—	—	—	—	—	100,000	4.88	323,010
President, Pharmaceuticals
Devron R. Averett, Ph.D.	12/08/2006	4.69	—	—	—	—	—	—	—	40,000	4.88	129,204
Chief Scientific Officer
Elizabeth E. Reed, J.D.	12/08/2006	4.69	—	—	—	—	—	—	—	45,000	4.88	145,355
Vice President, Legal Affairs and Corporate Secretary

(1)	Stock options granted under the Company’s 2004 Equity Incentive Plan are granted with an exercise price equal to the previous day’s closing price of our stock on the NASDAQ Global Market.

(2)	Represent new hire inducement stock options grants which were approved by the Company’s Compensation Committee of the Board of Directors. These option awards were granted without stockholder approval pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv), These options were granted outside of the Company’s 2004 Equity Incentive Plan but they have terms and conditions which are substantially identical to the terms and conditions within the Company’s 2004 Equity Incentive Plan.

(3)	In conjunction with Dr. Xanthopoulos’ resignation as our President and Chief Executive Officer and the successful transition to our new President and Chief Executive Officer, Dr. Fritz, we agreed to accelerate in full all of Dr. Xanthopoulos’ unvested stock options as of December 31, 2006. We calculated the additional share-based expense associated with the modification and acceleration of his unvested stock options upon his resignation in accordance with SFAS No. 123R. The incremental fair value resulting from the modification of his unvested stock options was not material.

Outstanding Equity Awards as of December 31, 2006
     The following information outlines equity awards held by the NEOs as of December 31, 2006:

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
			Equity					Awards:	Payout
			Incentive					Number of	Value of
			Plan				Market	Unearned	Unearned
			Awards:			Number	Value of	Shares,	Shares,
	Number of	Number of	Number of			of Shares	Shares	Units, or	Units or
	Securities	Securities	Securities			or Units	or Units	Other	Other
	Underlying	Underlying	Underlying			of Stock	of Stock	Rights	Rights
	Unexercised	Unexercised	Unexercised	Option	Option	That	That	That Have	That Have
Name and Principal	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	Not	Not
Position	Exercisable(#)	Unexercisable(#)	Options (#)	Price ($)	Date	Vested	Vested	Vested	Vested
Lawrence C. Fritz, Ph.D.	—	570,000	—	4.36	11/19/2016	—	—	—	—
President and Chief Executive Officer		(1)
Kleanthis G. Xanthopoulos, Ph.D.	200,000	—	—	8.16	12/15/2015	—	—	—	—
Former President and Chief	(2)
Executive Officer	125,000	—	—	5.30	09/30/2014	—	—	—	—
	(2)
	176,470	—	—	2.95	01/14/2014	—	—	—	—
	(2)
	140,471	—	—	2.95	02/11/2013	—	—	—	—
	(2)
James T. Glover	—	175,000	—	2.99	09/24/2016	—	—	—	—
Senior Vice President, Operations and Chief Financial Officer		(1)
Jennifer K. Crittenden	—	50,000	—	4.88	12/07/2016	—	—	—	—
Vice President, Finance		(1)
and Principal	8,750	26,250	—	8.16	12/15/2015	—	—	—	—
Accounting Officer		(1)
	13,800	16,200	—	7.80	02/21/2015	—	—	—	—
		(1)
Stephen T. Worland, Ph.D.	—	100,000	—	4.88	12/07/2016	—	—	—	—
President, Pharmaceuticals		(3)
	27,500	82,500	—	8.16	12/15/2015	—	—	—	—
		(1)
	27,200	22,800	—	5.30	10/01/2014	—	—	—	—
		(1)
	64,706	21,569	—	2.95	1/14/2014	—	—	—	—
		(4)
	54,900	—	—	2.95	2/11/2013	—	—	—	—
	106,430	55,147	—	2.95	03/21/2011	—	—	—	—
		(5)
Devron R. Averett, Ph.D.	—	40,000	—	4.88	12/07/2016	—	—	—	—
Chief Scientific Officer		(1)
	21,250	63,750	—	8.16	12/15/2015	—	—	—	—
		(1)
	54,400	45,600	—	5.30	10/01/2014	—	—	—	—
		(1)
	36,764	12,256	—	2.95	1/14/2014	—	—	—	—
		(4)
	11,846	—	—	2.95	2/11/2013	—	—	—	—
	58,156	—	—	6.88	03/06/2010	—	—	—	—
Elizabeth E. Reed, J.D.	—	45,000	—	4.88	12/07/2016	—	—	—	—
Vice President, Legal		(1)
Affairs and Corporate	—	30,000	—	8.16	12/15/2015	—	—	—	—
Secretary		(1)
	14,430	15,570	—	7.00	12/14/2014	—	—	—	—
		(1)
	11,438	4,248	—	2.95	01/14/2014	—	—	—	—
		(4)
	8,824	—	—	2.95	2/11/2013	—	—	—	—
	7,265	—	—	2.95	12/19/2011	—	—	—	—

(1)	25% of the shares subject to the option shall vest and become exercisable one year from the date of grant with the remaining shares subject to the option vesting in equal monthly installments over the next three year period such that all shares subject to the option will be fully vested and exercisable four years from the date of grant.

(2)	In conjunction with Dr. Xanthopoulos’ resignation as our President and Chief Executive Officer and the successful transition to our new President and Chief Executive Officer, Dr. Fritz, we agreed to accelerate in full all of Dr. Xanthopoulos’ unvested stock options as of December 31, 2006.

(3)	25% of the shares subject to the option shall vest and become exercisable one year from June 14, 2006 with the remaining shares subject to the option vesting in equal monthly installments over the next three year period such that all shares subject to the option will be fully vested and exercisable as of June 14, 2010.

(4)	25% of the shares subject to the option shall vest and become exercisable one year from December 16, 2003 with the remaining shares subject to the option vesting in equal monthly installments over the next three year period such that all shares subject to the option will be fully vested and exercisable as of December 16, 2007.

(5)	12.5% of the shares subject to the option shall vest and become exercisable one year from the date of grant with the remaining shares subject to the option vesting in equal monthly installments over the next seven year period such that all shares subject to the option will be fully vested and exercisable eight years from the date of grant.

Option Exercises and Stock Vested
     The following information sets forth stock options exercised by the NEOs as of December 31, 2006:

	Option Awards		Stock Awards
Number
	Number of		of Shares	Value
	Shares		Acquired	Realized
	Acquired on	Value Realized on	on	on
Name and Principal Position	Exercise (#)	Exercise ($) (1)	Vesting	Vesting
Lawrence C. Fritz, Ph.D.	—	—	—	—
President and Chief Executive Officer
Kleanthis G. Xanthopoulos, Ph.D.	36,000	376,698	—	—
Former President and Chief Executive Officer(2)
James T. Glover	—	—	—	—
Senior Vice President, Operations and Chief Financial Officer
Jennifer K. Crittenden	—	—	—	—
Vice President, Finance and Principal Accounting Officer(3)
Stephen T. Worland, Ph.D.	—	—	—	—
President, Pharmaceuticals
Devron R. Averett, Ph.D.	7,267	16,423	—	—
Chief Scientific Officer
Elizabeth E. Reed, J.D.	4,500	38,422	—	—
Vice President, Legal Affairs and Corporate Secretary

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)	Dr. Xanthopoulos resigned as our President and Chief Executive Officer on November 20, 2006 and was employed by us as our President, Emeritus through December 31, 2006.

(3)	Ms. Crittenden resigned as our Vice President, Finance and Principal Accounting Officer effective January 16, 2007.
Pension Benefits
     None of our NEOs participates in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in the Company’s best interests.
Nonqualified Deferred Compensation
     None of our NEOs participates in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in the Company’s best interests.
Post-Employment Compensation
     The following narrative is a description of each NEO’s specific arrangement with the Company (other than Kleanthis G. Xanthopoulos, Ph.D. and Jennifer K. Crittenden who are no longer employed by us) to support the numbers included in the table following the narrative. All severance and change in control benefits are contingent upon the NEO executing and delivering to us an effective release and waiver.
Lawrence C. Fritz, Ph.D.
     Termination without Cause or Resignation for Good Reason. In November 2006, we entered into an agreement relating to severance and change in control arrangements with Lawrence C. Fritz, Ph.D., our President and Chief Executive Officer. The agreement provides that if we terminate Dr. Fritz without cause (as defined in the agreement) or Dr. Fritz terminates his employment with us for good reason (as defined in the agreement), Dr. Fritz is entitled to:
•	an amount equal to twelve months of his base salary, payable in a lump sum;

•	reimbursement for continued health insurance coverage under COBRA, provided that Dr. Fritz elects such coverage, for the same portion of Dr. Fritz’s COBRA health insurance premium that it paid during his employment up until the earlier of either (i) twelve months after the date of termination or, (ii) the date on which Dr. Fritz begins full-time employment with another company or business entity, which provides Dr. Fritz with similar benefits; and

•	reasonable outplacement services for a period of six months at our expense.

     In addition, in the event that we terminate Dr. Fritz’s employment without cause (as defined in the agreement) within the first twelve months of his employment, the vesting and exercisability of his initial stock option grant will be accelerated so the number of shares determined by multiplying 1/48th of the initial stock option grant by the number of months that he was employed by the Company (rounded up to the next whole month) will be vested and fully exercisable as of the date of his termination.
     Termination following a Change in Control without Cause or Resignation for Good Reason. In the event we experience a change of control (as defined in the agreement), and within sixty days prior to or thirteen months following the change in control we terminate Dr. Fritz’s employment other than for cause (as defined in the agreement) or Dr. Fritz terminates his employment with us for good reason (as defined in the agreement), Dr. Fritz is entitled to:
•	an amount equal to eighteen months of his base salary, payable in a lump sum;

•	reimbursement for continued health insurance coverage under COBRA, provided that Dr. Fritz elects such coverage, for the same portion of Dr. Fritz’s COBRA health insurance premium that the Company paid during his employment up until the earlier of either (i) eighteen months after the date of termination or, (ii) the date on which Dr. Fritz begins full-time employment with another company or business entity, which provides Dr. Fritz with similar benefits;

•	reasonable outplacement services for a period of six months at our expense; and

•	accelerated vesting of any stock options that remain unvested as of Dr. Fritz’s termination.
James T. Glover
     Termination without Cause. In November 2006, we entered into an agreement relating to severance and change in control arrangements with James T. Glover, our Senior Vice President, Operations and Chief Financial Officer. The agreement provides that if we terminate Mr. Glover without cause (as defined in the agreement) within the first twelve months of his employment, Mr. Glover is entitled to an amount equal to nine months of his base salary, payable in a lump sum.
     Termination following a Change in Control without Cause or Resignation for Good Reason. In the event we experience a change of control (as defined in the agreement), and within sixty days prior to or twelve months following the change in control we terminate Mr. Glover’s employment other than for cause or Mr. Glover terminates his employment with us for good reason (as defined in the agreement), Mr. Glover is entitled to an amount equal to nine months of his base salary, payable in a lump sum and all of Mr. Glover’s unvested stock options will vest and become immediately exercisable.
Stephen T. Worland, Ph.D.
     Termination without Cause or Resignation with Good Reason. In November 2003, we entered into an agreement relating to severance and change in control arrangements with Stephen T. Worland, Ph.D., our President, Pharmaceuticals. The agreement provides that if we terminate Dr. Worland’s employment without cause (as defined in the agreement) or Dr. Worland resigns with good reason (as defined in the agreement), Dr. Worland is entitled to:
•	an amount equal to twelve months of his base salary, payable in a lump sum;

•	reimbursement for continued health insurance coverage under COBRA, provided that Dr. Worland elects such coverage, for the same portion of Dr. Worland’s COBRA health insurance premium that the Company paid during his employment up until the earlier of either (i) nine months after the date of termination or, (ii) the date on which Dr. Worland begins full-time employment with another company or business entity, which provides Dr. Worland with similar benefits; and

•	reasonable outplacement services for a period of six months at our expense.
     Change in Control. Pursuant to the terms of an offer letter between Dr. Worland and us entered into in February 2001, in the event we experience a change of control (as defined in the agreement), the unvested portion of Dr. Worland’s initial stock option grant to purchase shares of our common stock would vest and become immediately exercisable.
     Termination following a Change in Control without Cause or Resignation for Good Reason. In the event we experience a change of control (as defined in the agreement), and within sixty days prior to or thirteen months following the change in control we terminate Dr. Worland’s employment other than for cause (as defined in the agreement) or Dr. Worland terminates his employment with us for good reason (as defined in the agreement), Dr. Worland is entitled to:
•	an amount equal to twelve months of his base salary, payable in a lump sum;

•	reimbursement for continued health insurance coverage under COBRA, provided that of Dr. Worland elects such coverage, for the same portion of Dr. Worland’s COBRA health insurance premium that it paid during his employment up until the earlier of either (i) nine months after the date of termination or, (ii) the date on which Dr. Worland begins full-time employment with another company or business entity, which provides Dr. Worland with similar benefits;

•	reasonable outplacement services for a period of six months at our expense; and

•	accelerated vesting of any stock options that remain unvested as of Dr. Worland’s termination.

Devron R. Averett, Ph.D.
     Termination without Cause or as a result of a Constructive Termination. In June 2000, we entered into an agreement relating to severance and change in control arrangements with Devron R. Averett, Ph.D., our Chief Scientific Officer. The agreement provides that if we terminate Dr. Averett without cause (as defined in the agreement) or Dr. Averett terminates his employment with us as a result of constructive termination (as defined in the agreement), Dr. Averett is entitled to:
•	an amount equal to nine months of his base salary, payable in a lump sum;

•	full coverage for Dr. Averett and his family for nine months under our employee welfare benefit plans and any other employee benefit program that Dr. Averett was entitled to participate in prior to termination;

•	reasonable outplacement services for a period of six months at our expense; and

•	accelerated vesting of any stock options that remain unvested as of Dr. Averett’s termination (other than the option granted on December 8, 2006), with Dr. Averett’s options remaining exercisable for the full term of such options.
     Termination following a Change in Control without Cause or as a Result of a Constructive Termination. If within two years following the date on which we experience a change of control (as defined in the agreement), we terminate Dr. Averett without cause (as defined in the agreement) or if Dr. Averett terminates his employment with us as a result of a constructive termination (as defined in the agreement), Dr. Averett is entitled to:
•	a lump sum payment equal to (i) the greater of twelve months of his annual base salary at the time of the termination or his annual base salary immediately prior to the change of control, plus (ii) the greater of 100% of his target bonus in effect immediately prior to the change of control or an average of his three most recent bonuses prior to the termination;

•	full coverage for Dr. Averett and his family for twelve months under our employee welfare benefit plans and any other employee benefit program that Dr. Averett was entitled to participate in prior to termination;

•	reasonable outplacement services for a period of six months at our expense; and

•	accelerated vesting of any stock options that remain unvested as of Dr. Averett’s termination, with Dr. Averett’s options remaining exercisable for the full term of such options (with the exception of the December 8, 2006 stock option granted to Dr. Averett which will be accelerated in full, but otherwise will be subject to the standard post termination exercise period).
Elizabeth E. Reed, J.D.
     Termination without Cause or Resignation for Good Reason. In November 2003, we entered into an agreement relating to severance and change in control arrangements with Elizabeth E. Reed, our Vice President, Legal Affairs and Secretary. The agreement provides that if we terminate Ms. Reed’s employment without cause (as defined in the agreement) or Ms. Reed resigns with good reason (as defined in the agreement), Ms. Reed is entitled to:
•	an amount equal to six months of her base salary, payable in a lump sum;

•	reimbursement for continued health insurance coverage under COBRA, provided that Ms. Reed elects such coverage, for the same portion of Ms. Reed’s COBRA health insurance premium that the Company paid during her employment up until the earlier of either (i) nine months after the date of termination or, (ii) the date on which Ms. Reed begins full-time employment with another company or business entity, which provides Ms. Reed with similar benefits; and

•	reasonable outplacement services for a period of six months at our expense.
     Termination following a Change in Control without Cause or Resignation for Good Reason. In the event we experience a change of control (as defined in the agreement), and within sixty days prior to or thirteen months following the change in control we terminate Ms. Reed’s employment other than for cause (as defined in the agreement) or Ms. Reed, terminates her employment with us for good reason (as defined in the agreement), Ms. Reed is entitled to:
•	an amount equal to six months of her base salary, payable in a lump sum;

•	reimbursement for continued health insurance coverage under COBRA, provided that Ms. Reed elects such coverage, for the same portion of Ms. Reed’s COBRA health insurance premium that the Company paid during her employment up until the earlier of either (i) nine months after the date of termination or, (ii) the date on which Ms. Reed begins full-time employment with another company or business entity, which provides Ms. Reed with similar benefits;

•	reasonable outplacement services for a period of six months at our expense; and

•	accelerated vesting of any stock options that remain unvested as of Ms. Reed’s termination.

Potential Payments Under Severance/Change in Control Arrangements
     This table sets forth potential payments payable to our current NEOs in the event of a termination of employment under various circumstances. For purposes of calculating the potential payments set forth in the table below, we have assumed that (i) the date of termination was December 31, 2006 and (ii) the stock price was $4.92, which was the closing market price of the Company’s common stock on December 29, 2006, the last business day of the 2006 fiscal year.

	If Company Terminates			Termination Following a
	Executive Without Cause			Change in Control without
	or Executive Resigns with			Cause or Executive Resigns
Name	Good Reason($)		Change in Control ($)	with Good Reason($)
Lawrence C. Fritz, Ph.D. Cash Payment	377,254	(1)	*	564,754	(1)
Acceleration of Options	13,300	(5)	*	319,200	(2)
Continuation of Benefits	13,590	(3)	*	20,384	(3)
Outplacement Services	9,500	(4)	*	9,500	(4)
James T. Glover Cash Payment	218,453	(1)	*	218,453	(1)
Acceleration of Options	*		*	337,750	(2)
Stephen T. Worland, Ph.D. Cash Payment	330,482	(1)	*	330,482	(1)
Acceleration of Options	*		73,897	155,131	(2)
Continuation of Benefits	10,192	(3)	*	10,192	(3)
Outplacement Services	9,500	(4)	*	9,500	(4)
Devron R. Averett, Ph.D. Cash Payment	208,818	(1)	*	332,985	(1)
Acceleration of Options	24,144	(2)	*	25,744	(2)
Continuation of Benefits	10,192	(3)	*	13,590	(3)
Outplacement Services	9,500	(4)	*	9,500	(4)
Elizabeth E. Reed, J.D. Cash Payment	104,286	(1)	*	104,286	(1)
Acceleration of Options	*		*	10,169	(2)
Continuation of Benefits	7,760	(3)	*	7,760	(3)
Outplacement Services	9,500	(4)	*	9,500	(4)

(1)	Includes severance payment and accrued and unused vacation time as of December 31, 2006.

(2)	Represents the acceleration of unvested options determined by taking excess of the fair market value of our common stock on December 29, 2006, less the exercise price of each accelerated option.

(3)	Reimbursement for continued health insurance coverage under COBRA.

(4)	Cost of outplacement services.

(5)	In the event that we terminate Dr. Fritz’s employment without cause within the first twelve months of his employment, the vesting of his initial stock option grant is to be accelerated so that the number of shares determined by multiplying 1/48th of the initial stock option grant by the number of months that he was employed by the Company (rounded up to the next whole month) will be vested and fully exercisable as of the date of the his termination.

*	No benefits provided.

Certain Transactions
Transactions with Related Persons
     The Audit Committee reviews and approves all related party transactions. The Company has not adopted a formal related-party transactions policy. There were no related party transactions during fiscal year 2006.
Other Transactions
     We have entered into indemnity agreements with our directors and officers for the indemnification and advancement of expenses to these persons to the fullest extent permitted by law.
Householding of Proxy Materials
     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
     This year, a number of brokers with account holders who are Anadys stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Anadys Pharmaceuticals, Inc., 3115 Merryfield Row, San Diego, California 92121, Attn: Investor Relations or contact our Senior Director, Investor Relations and Corporate Communications at (858) 530-3600. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
Annual Report
     Our Annual Report for the fiscal year ended December 31, 2006 will be mailed to stockholders of record as of April 16, 2007. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.
     For any person who was a beneficial owner of our common stock on the Record Date, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Anadys Pharmaceuticals, Inc., 3115 Merryfield Row, San Diego, California 92121, Attention: Investor Relations.
Other Matters
     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ Elizabeth E. Reed
Elizabeth E. Reed
Secretary

April 20, 2007

Proxy - Anadys Pharmaceuticals, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2007

The undersigned hereby appoints Lawrence C. Fritz, Ph.D. and James T. Glover, and each of them, with full power of substitution to represent the undersigned and to vote all shares of common stock of Anadys Pharmaceuticals, Inc. (Anadys) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Anadys to be held at Anadys Pharmaceuticals, Inc., 3115 Merryfield Row, San Diego, California 92121, June 1, 2007 at 9 a.m., local time, and at any and all postponements, continuations and adjournments thereof, (1) as hereinafter specified upon the proposals listed on the reverse side and (2) in their discretion, upon such other matters as may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

(Continued on the other side)

ANADYS PHARMACEUTICALS, INC.
3115 MERRYFIELD ROW
SAN DIEGO, CA 92121
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Anadys Pharmaceuticals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Anadys Pharmaceuticals, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ANAPH1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ANADYS PHARMACEUTICALS, INC.

A	Election of Directors

The Board of Directors recommends a vote FOR the nominees for Director listed below.
		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	For All	Except
Proposal 1:	To elect the following nominees to serve as directors until the 2010 Annual Meeting of Stockholders of the Company and until their successor has been duly elected and qualified.	☐	☐	☐

01 - Stelios Papadopoulos, Ph.D.
02 - George A. Scangos, Ph.D. 03 - Douglas E. Williams, Ph.D.

B Issues

The Board of Directors recommends a vote FOR Proposal 2.
		For	Against	Abstain

Proposal 2:	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.	☐	☐	☐

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date